HAND & HAND, a professional corporation

24 Calle de la Luna

San Clemente, California 92673

(949) 489 2400

March 4, 2011

China Advanced Technology

Re:Registration Statement on

Form S-1 (the "Registration Statement"), file number 333-169212

Gentlemen:

You have requested our opinion as to the legality of the issuance by you (the "Corporation") of 2,500,000 shares of common stock ("Shares"), all as further described in the Registration Statement on Form S-1 file number 333-169212, as amended.

As your counsel, we have reviewed and examined:

1.

The Articles of Incorporation of the Corporation;

2.

The Bylaws of the Corporation;

3.

A copy of certain resolutions of the corporation; and

4.

The Registration Statement, as proposed to be filed

In giving our opinion, we have assumed without investigation the authenticity of any document or instrument submitted us as an original, the conformity to the original of any document or instrument submitted to us as a copy, and the genuineness of all signatures on such originals or copies.

Based upon the foregoing, we are of the opinion that the Shares to be offered for resale by the selling shareholders pursuant to the Registration Statement  are legally issued, fully paid and nonassessable. Our opinion is based on the relevant state statutes and the judicial interpretations thereof in the state of Nevada.

No opinion is expressed herein as to the application of state securities or Blue Sky laws.

We consent to the reference to our firm name in the Prospectus filed as a part of the Registration Statement and the use of our opinion in the Registration Statement.  In giving these consents, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ HAND & HAND

a professional corporation